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                                                                      EXHIBIT 11


                                  go2net, Inc.

                                         Computation of Net Loss Per Share




                                                                                                          Period from
                                                                                                           Inception
                                               Three Months       Three Months        Nine Months           Through
                                              Ended June 30,     Ended June 30,      Ended June 30,         June 30,
                                                   1997               1996                1997                1996
                                              --------------     --------------      --------------       -----------

Net loss                                        $ (443,669)        $ (115,561)        $(1,219,547)        $ (130,811)
                                                ==========         ==========         ===========         ==========

Weighted average common shares                   4,017,850          1,505,011           2,933,684          1,486,186

Weighted average common shares,                          -            205,839              15,336            224,664
calculated using the treasury stock
method at the public offering price
of $8 per share, and treated as
outstanding for the periods presented


Weighted average number of common
shares assumed issued upon the
conversion of the 9% Cumulative,
Redeemable, Convertible Preferred
Stock, calculated using the treasury
stock method at the public offering                      -            927,500             157,675            927,500
price of $8 per share, and treated as
outstanding for the periods presented
through the date of conversion                   4,017,850          2,638,350           3,106,695          2,638,350
                                                ==========         ==========         ===========         ==========

Net loss per share                              $    (0.11)        $    (0.04)        $     (0.39)        $     (.05)
                                                ==========         ==========         ===========         ==========
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